EXHIBIT 99.(d)
Florida Progress Corporation
Investor News
Analyst Contact:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442

[CORPORATE LOGO OMITTED]

Oklahoma Insurance Commissioner Files A Petition Against Mid-Continent Life Insurance Company

ST. PETERSBURG, Florida, April 15, 1997 -- Yesterday, the insurance commissioner of the state of Oklahoma received approval from the Oklahoma County District Court to temporarily seize control of the operations of Mid-Continent Life Insurance Company, a subsidiary of Florida Progress Corporation.

The action taken by the insurance commissioner is known as judicial rehabilitation. Judicial rehabilitation is similar to a Chapter 11 bankruptcy, which is designed to rehabilitate a company, then return it to normal operations.

Florida Progress has previously stated that Mid-Continent is not a good long-term fit and that Florida Progress intends to rationally exit this business. Jeffrey R. Heinicka, Senior Vice President and Chief Financial Officer, said "Mid-Continent's earnings in 1996 were $1.9 million, which represent less than one percent of Florida Progress' consolidated earnings. In addition, the life insurance unit does not pay any dividends to Florida Progress. The company's equity investment in Mid-Continent was approximately $85 million at March 31, 1997."

The insurance commissioner's petition stated that a significant number of complaints from policyholders had been received over the prospect of Mid-Continent raising premiums. The petition also alleged that Mid-Continent's policy reserves are understated.

A hearing is set for May 14, 1997 in Oklahoma City for Mid-Continent to appear before the court to show cause why an order of rehabilitation should not be entered against the insurance company and why a receiver should not be appointed for Mid-Continent. Florida Progress and Mid-Continent expect to meet with the insurance commissioner before the court hearing date in an attempt to resolve the matter without judicial action.

Management of Florida Progress and Mid-Continent expressed surprise and disappointment with the sudden action taken by the insurance commissioner, particularly given the ongoing discussions between Mid-Continent and the insurance commissioner. In December 1996, Florida Progress had announced restructuring plans for the operations of Mid-Continent, as well as a plan to address the pricing issues with its low-priced death benefit product.

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The company has been forthright with the insurance department in reviewing its business strategy and the need to begin an orderly process to reduce policy dividends and increase premiums. Mid-Continent believed the meetings with the department had been productive and positive.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.3 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.

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